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                                                                      EXHIBIT 99

                       [Farmers & Merchants Bancorp, Inc.]


January 20, 2004


Dear Shareholder,

Enclosed please find your regular quarterly dividend of forty cents ($.40) per share, PLUS AN ADDITIONAL DIVIDEND of fifteen cents ($.15) per share. This results in a total fourth quarter dividend of fifty-five cents ($.55) per share payable to shareholders of record as of December 20, 2003. This was made possible by our performance for the year and our continued confidence that we will maintain our revenue generation, credit quality, and cost control momentum.

Since you will be receiving the 2003 Annual Report for examination in early March, the quarterly statement has not been included with the dividend. The highlights of the report will be reviewed at our Annual Shareholders Meeting to be held on April 3, 2004.

The media reminds us almost daily of the strength and safety of various financial institutions in our area. Your confidence in our institution and your continued support has enabled us to retain a strong capital position, which is the true barometer of financial strength.

Once again, we would like to offer Direct Deposit of your dividends. This service means you will no longer have to wait for your dividend to arrive in the mail. Instead, funds are deposited directly into your bank account. THIS IS A FREE SERVICE TO YOU AND A COST SAVING MEASURE FOR THE BANK. To enroll, simply complete the enclosed authorization card and return it to The Farmers & Merchants State Bank or call your nearest banking center.

With the beginning of the new year, I would personally like to thank all of the Directors, Advisory Boards, Shareholders, fellow employees and friends that have made all this possible. 2004 will again present many challenges; however, with your support and continued promotion of your Bank, we will meet our goals.

Sincerely,

/s/ Joe E. Crossgrove

Joe E. Crossgrove
President/CEO